Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Evans Bancorp, Inc.:

We consent to this Registration Statement on Form S-8 of Evans Bancorp, Inc. of our reports dated March 4, 2011, with respect to the consolidated balance sheets of Evans Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Evans Bancorp, Inc.

Buffalo, New York

July 22, 2011